UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2015

OCULAR THERAPEUTIX, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36554	20-5560161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

34 Crosby Drive, Suite 105

Bedford, MA 01730

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 357-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 3, 2015, Ocular Therapeutix, Inc. (the “Company”) entered into an Amended and Restated Credit and Security Agreement (the “Amended Agreement”) with MidCap Funding III Trust (“MidCap”), Silicon Valley Bank (“SVB”), and Flexpoint MCLS SPV LLC (“Flexpoint”) to amend that certain Credit and Security Agreement, dated as of April 17, 2014, by and among the Company; MidCap, as successor to MidCap Financial SBIC, LP; and SVB.

The Amended Agreement increased the principal amount of a secured term loan facility (the “Credit Facility”) from $15,000,000 to $15,600,000 and extended both the interest-only payment period and the maturity date of the Credit Facility. Additionally, the Amended Agreement added Flexpoint as a lender and provided for the increase of certain fees applicable if the Company prepays the Credit Facility.

Pursuant to the Amended Agreement, the Company may make interest-only payments until December 2016. Beginning in January 2017, the Company is required to repay the total amount borrowed, including applicable interest, in thirty-six equal monthly installments. The maturity date of the Credit Facility is December 1, 2019. Amounts borrowed under the Credit Facility incur interest at an annual rate of 8.25%.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Amended and Restated Credit and Security Agreement, by and among MidCap Funding III Trust, as administrative agent, Silicon Valley Bank, Flexpoint MCLS SPV LLC and Ocular Therapeutix, Inc., dated December 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCULAR THERAPEUTIX, INC.

Date: December 9, 2015	By:	/s/ W. Bradford Smith
W. Bradford Smith Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit and Security Agreement, by and among MidCap Funding III Trust, as administrative agent, Silicon Valley Bank, Flexpoint MCLS SPV LLC and Ocular Therapeutix, Inc., dated December 3, 2015.